CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders Oppenheimer Global Multi Strategies Fund:

We consent to the use of our report dated July 20, 2011, with respect to the financial statements and financial highlights of Oppenheimer Global Multi Strategies Fund, formerly Oppenheimer Absolute Return Fund, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

                         /s/ KPMG LLP

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                         KPMG LLP

Denver, Colorado

January 26, 2012